Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 27, 2022, with respect to the consolidated financial statements of CNFinance Holdings Limited, its subsidiaries and variable interest entities, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Guangzhou, China
December 2, 2022